Exhibit 99

NEWS RELEASE

Vishay Withdraws Class C Common Stock and Size of Board Proposals From Consideration at 2006
Annual Meeting Held Today

MALVERN, Pa., May 11, 2006 - Vishay Intertechnology, Inc. (NYSE: VSH) announced today that its Board of Directors determined to withdraw from consideration at the Company’s 2006 annual meeting of stockholders held today proposed charter amendments authorizing shares of new Class C common stock and placing sole authority for determining the number of directors in the hands of the Board of Directors. The annual meeting otherwise proceeded as scheduled. Based on a preliminary vote tabulation, the election of directors for terms expiring in 2009 and the ratification of independent auditors was approved, while a stockholder proposal regarding recapitalization of the Company was not. Definitive results of the voting will be reported in the Company’s second quarter Form 10-Q.

The Board decided to withdraw the two charter amendment proposals because of indications that the proposals lacked a sufficient level of support from the Company’s unaffiliated stockholders. Representatives of the Board and the Company’s management intend to continue their dialog with stockholders on capital structure and governance matters, and the relationship of these matters to the Company’s continuing growth. Based on these discussions, the Board may revisit these or similar proposals for presentation to stockholders in the future.

Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE (VSH), is one of the world’s largest manufacturers of discrete semiconductors (diodes, rectifiers, transistors, and optoelectronics and selected ICs) and passive electronic components (resistors, capacitors, inductors, sensors, and transducers). Vishay’s components can be found in products manufactured in a very broad range of industries worldwide. Vishay is headquartered in Malvern, Pennsylvania, and has operations in 17 countries employing over 26,000 people. Vishay can be found on the Internet at http://www.vishay.com.

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